Exhibit 99.1

NEWS RELEASE

For more information, please contact:
Teleglobe:	Lippert/Heilshorn & Associates:
Pierre Duhamel, CFO	Jody Burfening/Carolyn Capaccio
Tel: 514.868.7200	Tel: 212.838.3777
John Landau/Megan Cannell	Email: ccapaccio@lhai.com
Tel: 609.750.3262
Email: mcannell@itxc.com

Teleglobe International Holdings Ltd Announces

Fourth Quarter and Full Year 2004 Results

Hamilton Bermuda – March 3, 2005 — Teleglobe International Holdings Ltd (NASDAQ:TLGB), a leading provider of international telecommunications services to Internet service providers and to fixed and mobile network operators, announced today unaudited fourth quarter and full year 2004 results for the period ended December 31, 2004.

Fourth quarter 2004 revenue was $280.2 million versus $276.8 million in the third quarter of 2004 and $214.8 million in the fourth quarter of 2003. Net loss for fourth quarter 2004 was $9.2 million versus $11.0 million in the third quarter of 2004 and $2.1 million in the fourth quarter of 2003. Net loss available to common shareholders for the fourth quarter of 2004 was $9.2 million, or $(0.23) per share, versus $11.0 million, or $(0.28) per share, in the third quarter of 2004 and $4.5 million, or $(0.16) per share in the fourth quarter of 2003. Prior period financials are not comparable as ITXC Corp. (ITXC) results were included for the full period in the third and fourth quarters of 2004 and not at all in the year-ago period. The merger with ITXC and related transactions were consummated on May 31, 2004. As of December 31, 2004, the company had 39,085,663 shares outstanding.

Fourth quarter 2004 adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $11.2 million including a $2.7 million gain from foreign exchange translations versus $9.6 million in the third quarter of 2004, excluding integration expenses and professional fees incurred in connection with Foreign Corrupt Practices Act (“FCPA”) investigation of $3.6 million and $4.6 million from each period, respectively. EBITDA is a non-GAAP concept (see non-GAAP financial data footnote in this press release).

Liam Strong, president and CEO of Teleglobe, stated, “Teleglobe’s fourth quarter performance was solid, and we continued to benchmark well to our integration plans. In the quarter, data revenue increased sequentially on strong volume growth, and voice revenue was stable to Q3’s level. Value-added services revenue decreased slightly from the prior quarter as we took planned competitive pricing actions. Our gross margin ratio decreased slightly from Q3’s high level due to voice pricing pressure in selected geographies. We are proceeding with our network unification, and are improving our overall gross margin on the initial voice routes we have unified. To date, we have realized over 50% of the $25 to $30 million in annualized synergies we have targeted from the ITXC merger, and we expect to finalize integration over the next few months.”

Mr. Strong continued, “In 2005, we plan to evolve our sales mix and leverage our integration synergies to grow EBITDA and cash flow. To expand our high-margin value-added services offering to the burgeoning mobile applications market, we have already launched a new managed roaming hosted solution to mobile carriers through our Xius joint development agreement, and recently began a worldwide exclusive marketing arrangement with Wmode for data content distribution to mobile operators. Our new managed solutions should begin contributing to sales and gross margin in the second half of the year. We also plan to selectively expand our IP and VoIP network reach in more attractive geographies to participate in the high growth being enjoyed in these transit sectors. Our scale, our low-cost business model, and our expanding offering of high-margin customer-ROI-focused products represent competitive advantages. Our objective is to press these advantages to build market share, and to leverage this share over increasing cost productivity to expand EBITDA margin and drive return on invested capital.”

GAAP Results

In May 2003, Teleglobe, termed “Successor,” completed the acquisition of the wholesale voice, data, Internet transit and mobile carrier services and value-added services businesses in the US, the UK, Spain, Hong Kong, and Australia from Consolidated Old Teleglobe, termed its “Predecessor.” The Predecessor includes portions of certain businesses not purchased by the Successor. Full year 2004 Successor results include seven months of ITXC’s combined operations; full-year 2003 results include five months of Precedessor operations and seven months of Successor operations.

Revenues for the full year 2004 were $1.0 billion versus $857.7 million for the full year 2003. Net loss for the full year 2004 was $21.5 million versus net loss of $29.7 million for the full year 2003. Net loss available to common shareholders for 2004 was $25.4 million or $(0.74) per share.

Non-GAAP Results

EBITDA (Earnings before interest, taxes, depreciation, and amortization) for fourth quarter 2004 was $7.7 million versus $5.0 million in the third quarter 2004 and $5.8 million in the fourth quarter of 2003. EBITDA is a non-GAAP concept, differing from GAAP measures in that it excludes net interest expense, taxes, depreciation and amortization. A more detailed reconciliation of the differences between GAAP and non-GAAP results is included in the financial tables in this press release.

Non-GAAP Financial Data

We are presenting EBITDA (Earnings before interest, taxes, depreciation and amortization) and Gross Margin because management considers them to be important supplemental measures of our performance and believes that they are frequently used by interested parties in the evaluation of companies in our industry. However, EBITDA and Gross Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include the following:

•	EBITDA does not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	EBITDA reflects the impact on earnings of charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate EBITDA and Gross Margin differently than we do, limiting their usefulness as a comparative measure.

•	The Gross Margin calculation excludes any depreciation or amortization relating to property, equipment and intangible assets required to generate revenues.

Because of these limitations, we rely primarily on the GAAP results and use EBITDA and Gross Margin only as supplemental measures.

Adjusted EBITDA is a further supplemental measure of our performance. We compute Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that management does not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

About Teleglobe:

Teleglobe International Holdings Ltd is a leading provider of international voice, data, Internet and mobile roaming services with over 50 years of industry expertise in international telecommunications. Teleglobe became a public company trading on the Nasdaq under the symbol TLGB on June 1, 2004 following the acquisition of Voice over IP (VoIP) network leader ITXC.

Teleglobe owns and operates one of the world’s most extensive telecommunications networks, reaching over 240 countries and territories with advanced voice, mobile, and data services. Teleglobe is the carrier of choice to more than 1,400 wholesale customers representing the world’s leading telecommunications, mobile operators and Internet service providers.

Carrying over 11 billion minutes per year, and a significant portion of the world’s Internet traffic, Teleglobe’s network is consistently ranked among the most robust and reliable, performing at the high end of industry standards. Detailed information about Teleglobe is available on the company’s web site at www.teleglobe.com.

Forward-looking Statements

Teleglobe has included in this press release forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements concerning future or expected events or results.

Actual results could differ materially from those projected in the companies’ forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the risks and uncertainties described in the Form 10-K that will be filed by Teleglobe on or before March 11, 2005.

Teleglobe International Holdings Ltd – Selected Financial Highlights for the periods indicated (Unaudited) (USD$, 000’s):

Consolidated Statement of Operations (Successor) - Selected Information	Q4-2004	Q3-2004	Q4-2003
Revenues	$280,165	$276,789	$214,792

Telecommunication expenses	211,968	208,322	149,546
Network expenses, exclusive of amortization and depreciation	23,651	23,379	26,399

Total telecommunication and network expenses	$235,619	$231,701	$175,945

Selling, general & administrative, bad debt expenses, stock based compensation, professional fees incurred in connection with carve-out financial statements, foreign exchange loss (gain) and other income	$36,866	$40,085	$33,000

Net loss	$(9,150)	$(11,031)	$(2,106)

Teleglobe International Holdings Ltd – Selected Financial Highlights for the periods indicated (USD$, 000’s) (Unaudited):

Consolidated Balance Sheet as at the Period Indicated – Successor - Selected Information	December 31, 2004	December 31, 2003
Cash, Marketable Securities and Restricted Cash	$34,060	$35,279
Accounts Receivable	210,588	163,804
Other Current Assets	10,189	8,391

Total Current Assets	254,837	207,474

Property and Equipment	149,627	121,839
Intangible Assets	130,855	10,352
Other Non-Current Assets	21,638	24,092

Total Assets	$556,957	$363,757

Accounts Payable and Accrued Liabilities	$275,645	$244,765
Other Current Liabilities	6,065	3,214

Total Current Liabilities	281,710	247,979

Other Non-Current Liabilities	13,929	13,520
Senior Notes / Preferred Stock	100,000	95,000
Total Equity	161,318	7,258

Total Liabilities and Shareholders’ Equity	$556,957	$363,757

Teleglobe International Holdings Ltd – Selected Financial Highlights for the periods indicated (USD$, 000’s) (Unaudited):

*Reconciliation of EBITDA to GAAP Measure for the periods indicated - Successor	Q4-2004	Q3-2004	Q4-2003
Net loss	$(9,150)	$(11,031)	$(2,106)
Add:
Interest expense, net	6,217	6,271	105
Income tax expense (recovery)	676	(165)	3,492
Depreciation	7,939	7,947	3,908
Amortization of intangible assets	1,998	1,981	449

EBITDA	$7,680	$5,003	$5,848
Add:
Integration costs	2,611	3,200	164
Professional fees incurred in connection with Foreign Corrupt Practices Act investigation and carve-out financial statements	954	1,360	3,621

Adjusted EBITDA	$11,245	$9,563	$9,633
*Reconciliation of Gross Margin to GAAP Measure for the periods indicated - Successor	Q4-2004	Q3-2004	Q4-2003
(Loss) income before income taxes	$(8,474)	$(11,196)	$1,386
Add:
Interest expense, net and other income	6,112	5,962	115
Foreign exchange loss (gain)	(2,714)	(233)	2,559
Depreciation	7,939	7,947	3,908
Amortization of intangible assets	1,998	1,981	449
Bad debt expense	645	620	—
SG&A, stock based compensation and professional fees incurred in connection with carve-out financial statements	39,040	40,007	30,430

Gross Margin	$44,546	$45,088	$38,847

Gross Margin as a Percentage of Revenue	15.9%	16.3%	18.1%

Revenue Information

The following table presents relevant revenue-related information for the periods indicated for Teleglobe International Holdings Ltd. (Unaudited) - Successor

	Three Months Ended December 31, 2004	Three Months Ended September 30, 2004	Three Months Ended December 31, 2003
Revenues per line of business (in millions of U.S. dollars)
Voice – transport	$228	$226	$163
Data – transport	27	26	29
Value - added services	25	25	23

Total	$280	$277	$215

Total revenues excluding BCE revenues	$246	$251	$194

Percentage of revenues from BCE	12.3%	9.3%	9.8%

Minutes of traffic (in millions)
Voice – transport	3,536	3,297	2,069
Other	62	61	46

Total	3,598	3,358	2,115
Average voice revenue per minute	$0.065	$0.069	$0.079

Geographic distribution of revenues
Asia	8%	8%	10%
Canada	17%	13%	12%
Europe	31%	29%	30%
USA	30%	33%	36%
Latin America	4%	4%	4%
Other	10%	13%	8%

Total	100%	100%	100%

1 BCE (Bell Canada Enterprises) is Canada’s largest telecommunications company.